UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2022

GOODNESS GROWTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

British Columbia

(State or other jurisdiction of Incorporation)

000-56225	82-3835655
(Commission File Number)	(IRS Employer Identification No.)

207 South 9th Street Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

(612) 999-1606

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On December 4, 2022, Vireo Health, Inc. (the “Company”), a wholly-owned subsidiary of Goodness Growth Holdings, Inc. (the “Parent Company”), entered into an employment agreement (the “Agreement”) with Joshua Rosen, who is currently a member of the board of directors of the Parent Company. The Agreement provides for the appointment of Mr. Rosen to the role of Interim President of the Parent Company and the Company for a term of one year, unless the Agreement is sooner terminated in accordance with its terms. In accordance with the terms of the Agreement, Mr. Rosen will perform such duties for the Parent Company and the Company as the Parent Company’s Board of Directors may assign to Mr. Rosen from time to time. Mr. Rosen will receive base compensation of $300,000 per year, with 40% of that amount deferred as described in the Agreement, along with an option to purchase two million (2,000,000) subordinate voting shares of the Company’s capital stock at the market price at the time of grant. The option to purchase 500,000 subordinate voting shares is vested upon grant; the option to purchase the remaining 1.5 million subordinate voting shares vests quarterly over the one-year term of the Agreement beginning on March 1, 2023. This summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibits 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.	Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On December 5, 2022, the Parent Company announced the appointment of Joshua Rosen, age 49, as Interim President of the Parent Company and the Company. Mr. Rosen has served as a member of the board of directors of the Company since August 2021. Mr. Rosen has served as Managing Partner of Bengal Capital (“Bengal”), a cannabis investment and advisory firm, since December 2020. Through May of 2021, Mr. Rosen was a director of 4Front Ventures Corporation (CSE: FFNT)(“4Front”); Mr. Rosen was previously Executive Chairman and CEO of 4Front and its predecessor companies, having co-founded 4Front in 2011. Rosen has held positions at Credit Suisse (NYSE: CS) and ABN AMRO Bank N.V. (OTCMKTS: AAVMY) and is on the Board of Managers of Ninety Plus Coffee, LLC. Mr. Rosen holds a Bachelor of Arts in Economics and Philosophy from Beloit College.

The Parent Company is party to a consulting services agreement dated August 18, 2021 (the “Bengal Agreement”) with an affiliate of Bengal. The Company has made payments to a Bengal affiliate (the “Bengal Affiliate”) under the Bengal Agreement in the amount of $140,000.00. The Company is also obligated to issue 150,000 warrants to the Bengal Affiliate pursuant to the terms of the Bengal Agreement. As noted above, Mr. Rosen serves as Managing Partner of Bengal, an affiliate of the Bengal Affiliate, and owns a 35% ultimate economic interest in the Bengal Affiliate.

On December 4, 2022, the Company entered into the Agreement with Mr. Rosen. The information regarding the Agreement appearing in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein and made a part of this Item 5.02.

Other than the Agreement, there are no arrangements or understandings between Mr. Rosen and any other person pursuant to which he was selected for the position to which he was appointed. There are no family relationships between Mr. Rosen and any director or executive officer of the Parent Company, and, except as noted above, Mr. Rosen has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement between Joshua Rosen and Vireo Health, Inc., dated December 4, 2022.
99.1	Press Release dated December 5, 2022
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODNESS GROWTH HOLDINGS, INC. (Registrant)

By:	/s/ Kyle E. Kingsley
Kyle E. Kingsley
Chief Executive Officer

Date: December 8, 2022